Exhibit 99.1

Subject:      Estimated Per Share NAV Increased 5.9% Over Prior Quarter

Send: Wednesday, August 4, 2021

Dear <NAME>,

Our team’s ability to actively manage our portfolio, along with the broader commercial real estate market’s resilience and recovery, continues to have a positive impact on Modiv’s estimated net asset value (NAV). These factors helped contribute to a new NAV per share of $26.05 as of June 30, 2021, representing a 5.9% increase from the NAV as of March 31, 2021. The most recent NAV represents a 24% gain in our NAV since April 30, 2020, when the Company first recognized the impact of the COVID-19 pandemic on its real estate portfolio.

In addition to the updated per share NAV, we recently completed several notable real estate transactions:

•	Executed an eight-year lease renewal with the San Antonio Early Childhood Education Municipal Development Corporation for the Company’s 50,000-square-foot retail property;

•
Refinanced two properties for 10-year terms with fixed interest rates of 3.35% for the first five years, providing a total of $13.3 million of financings for a Northrop Grumman office in Florida and a L3Harris office in California;

•	Completed the sale of a 45,465-square-foot industrial property in Cedar Park, Texas; and

•	Acquired a 3,800-square-foot quick-service restaurant leased to Raising Cane’s® in San Antonio, Texas.

Given the NAV increase over the past three quarters, Modiv’s Board of Directors will be considering a potential increase in our dividend when they meet later this month, although no assurances of a dividend increase can be made. Additional details on the NAV and any change to the current dividend rate will be discussed during our Q2 Earnings Call at 10:00 a.m. PDT on August 17, 2021. I encourage you to register for the live event or catch the replay available the next day. If you have questions or need assistance in the meantime, please contact our Investor Relations team at 888-686-6348 or info@modiv.com. Thank you for your investment and ongoing support.

Modivated,

/s/ AARON S. HALFACRE

Aaron S. Halfacre
Chief Executive Officer
Modiv Inc.

Forward-Looking Statements

Certain statements contained herein, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, Section 21E of the Exchange Act and other applicable law. These statements include, but are not limited to, statements related to the estimated net asset value per share of the Company’s common stock, potential increases in our dividend, the broader recovery of the commercial real estate markets and the Company’s ability to manage its portfolio. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this communication and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events occurring after the Company’s determination of an estimated per share NAV may cause the value of, and returns on, the Company’s investments to be less than those used for purposes of determining the Company’s estimated per share NAV.